EXHIBIT 10.1
CONFORMED COPY
[Letterhead of Emdeon Corporation]
November 3, 2005
Andrew Corbin
Dear Andy:
     This letter reflects our mutual understanding regarding your continued employment with Emdeon Corporation (“Emdeon”) and its subsidiaries and amends the Employment Agreement dated September 23, 2003 between Emdeon and you (the “Employment Agreement”).
     1. Position. As of November 3, 2005, you shall assume the position, responsibilities and duties of Chief Executive Officer of Emdeon Practice Services, Inc. (“EPS”) and, in such capacity, you will report to and perform the duties designated by the President or Chief Executive Officer (“CEO”) of Emdeon. Until the filing of Emdeon’s Annual Report on Form 10K (or earlier in Emdeon’s discretion, in the event that Emdeon has hired a successor Chief Financial Officer), you shall continue to serve as, have the responsibilities and perform the duties of, the Chief Financial Officer of Emdeon. During this period and in this capacity, you will continue to report to the Chief Executive Officer of Emdeon.
     It is hereby understood that during the period that you are serving in the dual roles described above, you shall be reporting to both the Elmwood Park, NJ and Tampa, FL offices, provided that at such time as you solely serve as CEO of EPS, you shall report to the Tampa, FL office.
     2. Equity Grants. Subject to the approval of the Compensation Committee of the Board of Directors of Emdeon, you will be granted the following on November 4, 2005 (the “date of grant”):
          (a) A nonqualified option to purchase 200,000 shares of Emdeon common stock under Emdeon’s 2000 Long Term Incentive Plan (the “New Option”). The per share exercise price shall be the closing price of Emdeon’s common stock on the date of grant and the New Option shall vest subject to your continued employment on the applicable vesting dates in installments as follows: 22% of the New Option shall vest on May 1, 2007; 24% of the New Option shall vest on May 1, 2008; 26% of the New Option shall vest on May 1, 2009; 28% of the New Option shall vest on May 1, 2010. The New Option will have a term of ten years, subject to earlier expiration in the event of termination of employment. Subject to the terms of this Agreement, the New Option shall be evidenced by the Company’s standard form of option agreement.
          (b) 40,000 shares of Restricted Stock (the “Restricted Shares”) under the terms of the 2000 Long Term Incentive Plan and a restricted stock agreement to be entered into between you and Emdeon (which subject to the terms of this Agreement shall be the standard agreement for executives of the Company). The Restricted Shares shall vest and the restrictions thereon lapse on the first four anniversaries of the date of grant in the same percentages applicable to the New Option subject to your continued employment on the applicable dates.
     By signing below you acknowledge your acceptance of this amendment and that you no longer serving as the Chief Financial Officer of Emdeon will not be considered “good reason” for purposes of the Employment Agreement or for any other purpose and shall not be considered a breach of any of Emdeon’s agreements or covenants under the Employment Agreement. Except as set forth herein, the Employment Agreement remains in full force and effect and is hereby ratified in all respects. All references to the Employment Agreement shall be deemed a reference to the Employment Agreement as amended hereby.
     We look forward to continuing a mutually rewarding working arrangement.
EMDEON CORPORATION

/s/ Kevin M. Cameron
Name:	Kevin M. Cameron
Title:	Chief Executive Officer

EMDEON PRACTICE SERVICES, INC.

/s/ Michael Glick
Name:	Michael Glick
Title:	Senior Vice President

Acknowledged and Agreed

/s/ Andrew Corbin
Andrew Corbin

Dated: November 3, 2005